EX-99.(D)(10)

EXHIBIT (d)(10)

AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT
FOR THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated March 31, 2006 to the Investment Management Agreement dated February 1, 2006 (the “Agreement”), by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established six additional series (the “Funds”) for which Trust would like Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment management services to series of the Trust for a fee.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	As of the effective date of this Amendment, the following Funds shall be subject to the terms and provisions of the Agreement:

Large-Cap Growth Fund High-Yield Fund II Short-Term Bond Fund II Managed Allocation Fund II Tax-Exempt Bond Fund II Bond Plus Fund II

          2.      The following chart shall be added to Appendix A of the Agreement:

Large-Cap Growth Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$1.0	0.45%

Over $1.0--$2.5	0.43%

Over $2.5--$4.0	0.41%

Over $4.0	0.39%

Bond Plus Fund II
Tax-Exempt Bond Fund II

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$1.0	0.30%

Over $1.0--$2.5	0.29%

Over $2.5--$4.0	0.28%

Over $4.0	0.27%

Short-Term Bond Fund II

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$1.0	0.25%

Over $1.0--$2.5	0.24%

Over $2.5--$4.0	0.23%

Over $4.0	0.22%

High-Yield Fund II

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$1.0	0.35%

Over $1.0--$2.5	0.34%

Over $2.5--$4.0	0.33%

Over $4.0	0.32%

Managed Allocation Fund II

All Assets	0.00%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

_____________________________
By:
Title:

TEACHERS ADVISORS, INC.

_____________________________
By:
Title: